Exhibit 10.1

CONFIDENTIALITY AGREEMENT

This confidentiality agreement (“Agreement”) is effective as of February 4th, 2010 (“Effective Date”), and is entered into by and between Miromatrix Medical Inc., a Delaware corporation, with offices located at 18683 Bearpath Trail, Eden Prairie, Minnesota 55347 (“MMI”), and the Regents of the University of Minnesota, a constitutional corporation under the laws of the state of Minnesota, having a place of business at 1000 Westgate Drive, Suite 160, St. Paul, Minnesota 55114 (the “University”).

Each of the parties is required to make available to the other certain nonpublic, confidential, proprietary information in connection with the Exclusive Patent License Agreement of even date herewith (the “License Agreement”), commercialization reports, sublicense agreements, and other information about its business, operations, business plans, programs and technical data. Unless otherwise defined in this Agreement, all capitalized terms used herein shall have the meanings given to them in the License Agreement. Each of the parties agrees that the following terms and conditions apply when one of the parties discloses (“Discloser”) Proprietary Information to the other party (“Recipient”).

1.            DEFINITIONS

1.1.            “Proprietary Information” means Confidential Information and Trade Secrets, whether in written, oral, electronic or other form, furnished, transmitted to, observed or obtained by one of the parties. Proprietary Information also includes any Confidential Information or Trade Secrets that are in a party’s facility and are viewable, accessible or otherwise made available to Recipient. The following information, all as reasonably substantiated by documentation, however, is not Proprietary Information and is not restricted as to its use or disclosure by Recipient:

(a)	information that enters the public domain after the Effective Date through no fault of the Recipient;

(b)	information lawfully furnished or disclosed to the Recipient by a non-party to this Agreement without any obligation of confidentiality;

(c)	information independently developed by any party without use of any Proprietary Information; or

(d)	information that is explicitly approved for release by the Discloser in writing.

1.2.            “Confidential Information” means technical and non-technical information (regardless of whether such information is in tangible or intangible form) including data, ideas, concepts, formulae, methods, techniques, processes, financial and business plans and business methods (including any derivatives of any of the foregoing), other than Trade Secrets, disclosed to either party by or on behalf of the other party during the term of this Agreement or before and further means any information, including the arrangements contemplated by this Agreement, which is used, learned or contributed during the course of this Agreement, which is not generally available to the public or which could give the one who uses it a competitive advantage over the Discloser.

MMI /s/ RC (Initial)	1 of 4	University /s/ JS (Initial)

1.3.            “Trade Secrets” means technical and non-technical information (regardless of whether such information is in tangible or intangible form) including data, ideas, concepts, formulae, methods, techniques, processes, financial and business plans and business methods (including any derivatives of any of the foregoing) disclosed to either party by or on behalf of the other party that derive economic value, actual or potential, from not being generally known to other persons who could obtain value from the disclosure or use thereof, and which are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.

1.4.            “Affiliate” has the same meaning as specified in the License Agreement.

1.5.            “Representatives” means any director, officer, employee, agent, advisor or consultant of either of the parties or their Affiliates.

2.            PROTECTION OF PROPRIETARY INFORMATION

Recipient agrees that it shall hold Proprietary Information in confidence, agrees not to disclose such Proprietary Information to persons not having a need to know such Proprietary Information consistent with the purpose for which it was transmitted and such Proprietary Information shall not be used, directly or indirectly, for any commercial, business, nonprofit or other purpose or in any way detrimental to Discloser. Recipient shall protect the confidentiality and value of Proprietary Information to Discloser, and shall take reasonable measures to prevent loss, theft and misuse. Recipient shall immediately give notice to Discloser of any unauthorized use or disclosure of Proprietary Information. Recipient agrees to assist Discloser in remedying any unauthorized use or disclosure of Proprietary Information caused by such Recipient.

3.            BUSINESS RECORD EXCEPTION

Each party acknowledges the information contained in notes, correspondence and reports prepared by a party in connection with the party’s discussions are business records of the Recipient, and hereby agrees that such copies need not be returned or destroyed, but are subject to all other terms of this Agreement.

4.            RETURN OF PROPRIETARY INFORMATION

Upon written request of a party, each party shall promptly return or destroy (as directed by the Discloser) all Proprietary Information received from the other party, including all copies, except for Proprietary Information Recipient is entitled to retain under the License Agreement or under Section 3 of this agreement. Upon the request of the Discloser, the Recipient shall furnish to the Discloser an affidavit providing assurances as to the return or destruction of the Discloser’s Proprietary Information.

5.            DISCLOSURE REQUIRED BY LAW

A disclosure of Proprietary Information in response to a valid order by a court or other governmental body or otherwise required by law is not considered to be a breach of this Agreement or a waiver of confidentiality for other purposes. Before any such disclosure, Recipient shall provide prompt written notice to Discloser to enable it to seek a protective order or otherwise prevent disclosure.

MMI /s/ RC (Initial)	2 of 4	University /s/ JS (Initial)

6.           OWNERSHIP

All materials transmitted between the parties and containing Proprietary Information are to remain the sole and exclusive property of the Discloser. This Agreement and transmission or disclosure of any Proprietary Information does not grant the Recipient a license of any type under any patents, know-how, copyrights, trade secrets or trademarks owned or controlled by the Discloser and does not obligate the Discloser to continue to treat the Proprietary Information it discloses as confidential, unless expressly required under the License Agreement.

7.            EXPIRATION OF OBLIGATIONS

All obligations of confidentiality and all restrictions on the use of Proprietary Information under this Agreement are to remain in effect for a period of five (5) years following the date of disclosure for Confidential Information, and with respect to Trade Secrets under applicable law, for as long as such information remains a Trade Secret. Such time period may be extended upon written agreement of the parties.

8.            RESPONSIBILITY FOR AFFILIATES AND REPRESENTATIVES

Each party is solely responsible for any breach of this Agreement by its Representatives or for any improper use or disclosure by its Representatives of the other party’s Proprietary Information. Recipient may disclose Proprietary Information to its Affiliates and Representatives who in Recipient’s reasonable judgment have the need to know such information in connection with the relationship between the parties. Recipient shall inform its Representatives of the confidential nature of such Proprietary Information, shall direct them to hold Proprietary Information in strict confidence, shall take all reasonable precautions to prevent improper use of Proprietary Information by them, and shall be responsible for any breaches by them of the terms found in this Agreement.

9.            GENERAL PROVISIONS

9.1.            Prohibition on Assignment. The parties agree not to assign any rights or delegate any duties under this Agreement without the other party’s prior written consent, and any attempt to do so is void and has no effect.

9.2.            Binding Effect. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.3.            Governing Law. The laws of the State of Minnesota, without giving effect to its conflicts of law principles, govern all matters arising out of or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement. Litigation or legal proceedings which arise out of or relate to this Agreement are to be conducted before a judge and not a jury.

9.4.            Venue. The parties consent to the exclusive jurisdiction of, and venue in, any state court of competent jurisdiction located in the County of Hennepin, State of Minnesota, for the purposes of adjudicating any matter arising out of or relating to this Agreement.

MMI /s/ RC (Initial)	3 of 4	University /s/ JS (Initial)

9.5.            No Waiver. The failure of a party to enforce a provision, exercise a right or pursue a default of this Agreement shall not be considered a waiver. The express waiver of a provision is to be effective only in the specific instance, and as to the specific purpose, for which it was given.

9.6.            Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force and effect so long as the essential terms and conditions of this Agreement reflect the original intent of the parties and remain valid, legal and enforceable.

9.7.            Section Headings and Captions. The section headings and captions contained in this Agreement are for convenience only and do not affect the construction or interpretation of any provision of this Agreement.

9.8.            Construction. This Agreement is the result of arm’s length negotiations between the parties and each of the parties has agreed to the use of the particular language in this Agreement. The parties further acknowledge that any questions of doubtful or unclear interpretation are not to be resolved by any rule or interpretation against the drafters, and that each party has participated in drafting this Agreement. Accordingly, this Agreement is to be construed without regard to the party or parties responsible for its drafting or preparation.

9.9.            Counterparts. This Agreement may be executed in counterparts and delivered to each of the parties by facsimile. Facsimile or photocopy signatures are deemed as legally enforceable as the original. Each such counterpart is deemed an original instrument, but all such counterparts taken together constitute one and the same agreement.

9.10.        Compliance with Applicable Laws. Both parties represent and warrant they will comply with all applicable federal, state and local laws, rules, regulations, statutes, ordinances, codes, orders and/or programs (whether in effect as of the Effective Date of this Agreement or enacted during the term of this Agreement).

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement.

Regents of the University of Minnesota	Miromatrix Medical Inc.

By:	/s/ Jay W. Schrankler	By:	/s/ Robert Cohen
	Jay W. Schrankler, Executive Director		Robert Cohen, President & CEO
Office for Technology Commercialization

Date: February 4, 2010	Date: February 4, 2010

MMI /s/ RC (Initial)	4 of 4	University /s/ JS (Initial)

University of Minnesota

EXCLUSIVE PATENT LICENSE AGREEMENT

THIS EXCLUSIVE PATENT LICENSE AGREEMENT (this “Agreement”) is made by and between Regents of the University of Minnesota, a constitutional corporation under the laws of the state of Minnesota, having a place of business at 1000 Westgate Drive, Suite 160, St. Paul, Minnesota 55114 (the “University”), and the Licensee indentified below. The University and the Licensee agree that:

The Terms and Conditions of the Exclusive Patent License Agreement attached hereto as Exhibit A (the “Terms and Conditions”) are incorporated herein by reference in their entirety. In the event of a conflict between provisions of this Agreement and the Terms and Conditions, the provisions in this Agreement shall govern. Capitalized terms used in this Agreement without definition shall have the meanings given to them in the Terms and Conditions. The section numbers used in the parentheses below correspond to the section numbers in the Terms and Conditions.

1.                  Licensee (§I.15): Miromatrix Medical Inc., a corporation under the laws of the state of Delaware.

2.                  Field(s) of Use (§I.8): All for the subject matter in sections 5.1, 5.2. and 5.3. Field of Use may be less than all fields of use for University New Inventions as described in subsection 3.1.3 of the Terms and Conditions.

3.                  Territory (§1.25):Each country or territory in which the University has active and enforceable patent rights in the Licensed Technology, or in which the University has an active application for such rights.

4.                  Effective Date (§2): Date of the last signature below.

5.                  Technology:

      5.1.            Licensed Patents(s) (§1.12): None as of the Effective Date.

     5.2.             Patent Applications (§1.16):

Application No.	Country	Filing Date	Title
12/064,613	US	8/28/2006	Decellularization and Recellularization of Organs and Tissues
6790024.1	EP	8/28/2006	Decellularization and Recellularization of Organs and Tissues
2006282783	AU	8/28/2006	Decellularization and Recellularization of Organs and Tissues
2618731	CA	8/28/2006	Decellularization and Recellularization of Organs and Tissues
20060030925.4	CN	8/28/2006	Decellularization and Recellularization of Organs and Tissues
1741/DELNP/2008	IN	8/28/2006	Decellularization and Recellularization of Organs and Tissues
189418	IL	8/28/2006	Decellularization and Recellularization of Organs and Tissues
2008-528231	JP	828/2006	Decellularization and Recellularization of Organs and Tissues
10-2008-7007151	KR	8/28/2006	Decellularization and Recellularization of Organs and Tissues
MX/A/2008/002589	MX	8/28/2006	Decellularization and Recellularization of Organs and Tissues
2008111503	RU	8/28/2006	Decellularization and Recellularization of Organs and Tissues
20081197-5	SG	8/28/2006	Decellularization and Recellularization of Organs and Tissues
61/211,613	US	3/31/2009	Decellularization and Recellularization of Organs and Tissues
11/512,009	US	8/28/2006	Adult Cardiac derived Progenitor Cells
12/547,021	US	8/25/2006	Decellularization and Recellularization Apparatuses and Systems Containing the Same

5.3.            Know-How (§1.10).

6.                  Patent-Related Expenses (§§1.17 & 6.3): The Licensee shall reimburse the University for Patent-Related Expenses incurred before and during the Term of this Agreement as follows:

(i)                 Within ten (10) business days after the earlier of a Capital Infusion Event, June 30, 2011, or the termination of this Agreement, the Licensee shall reimburse the University for Patent-Related Expenses incurred by the University on or before the Capital Infusion Event, June 30, 2011, or the termination of this Agreement. Licensee shall pay such amount as follows:

(A)             Company Stock for the first $300,000 of Patent Related Expenses; and

(B)              Cash or Company Stock, at University’s discretion, for Patent Related Expenses in excess of $300,000.

The amount of Company Stock issued to University under (A) and (B) will be determined by the fair market value of the Company Stock, as determined in good faith by the board of directors of the Licensee.

(ii)              For Patent Related Expenses incurred after the earlier of the first Capital Infusion Event or June 30, 2011 and during the Term of this Agreement, Licensee shall reimburse the University as provided in section 6.3 of the Terms and Conditions.

7.                  Sublicense Rights (§3.1.2): Yes.

8.                  Federal Government Rights (§3.2): Yes.

9.                  Performance Milestones (§5.1): The Licensee shall perform the following milestones:

(i)                 hire a vice president of business development within nine (9) months after the Effective Date;

(ii)              hire a vice president of product development within twelve (12) months after the Effective Date;

(iii)            raise a total of One Million Five Hundred Thousand dollars ($1,500,000) on or before June 30, 2011 from its sale and issuance of equity units in the Licensee, from the sale and issuance of debt securities of the Licensee; from Commercial Sales, Sublicense Revenues and Sublicense Royalties; and/or from the receipt of other payments from third parties;

(iv)             complete the product definition for its first internally developed product within three (3) months after hiring a vice president of product development; and

(v)               enter into a sublicense pursuant to subsection 3.1.2 of the Terms and Conditions within the later of one (1) year after the Effective Date or six months after hiring a vice president of product development.

10.              Commercialization Reports (§5.4): The Licensee shall deliver written commercialization reports to the University as provided in section 5.4 of the Terms and Conditions, on the following schedule:

(i)                 Licensee shall submit commercialization reports on a quarterly basis (i.e., within thirty (30) days following March 31St, June, 30th, September 30th and December 31st) until Licensee’s cumulative annual sales of Licensed Products exceed five million dollars ($5,000,000).

(ii)              After Licensee’s cumulative annual sales of Licensed Products exceed five million dollars ($5,000,000) Licensee shall submit commercialization reports annually within thirty (30) days following December 31st.

11.              Payments (§6.1). All amounts are non-refundable, and payable as defined below or as specified in the University’s invoice. Notwithstanding the preceding sentence, however, if any amount paid is incorrectly determined, then within a reasonable period after the amount due is correctly determined, the Licensee shall pay to the University (in the case of an underpayment) or shall have the right to receive from the University (in the case of an overpayment) a credit against future payments (excluding reimbursement for patent related expenses) equal to the difference between the amount actually paid and the amount properly payable.

11.1.        Upfront Payment: None.

11.2.        Annual Maintenance Fee: Five thousand and no/100 dollars ($5,000), payable on each anniversary of the Effective Date.

11.3.        Document Fee: None.

11.4.        Running Royalties and Annual Minimums. All payments under this section are payable as provided in section 6.4 of the attached Terms and Conditions unless otherwise provided below.

11.4.1.  Royalty Rates. Subject to subsection 11.4.2 below, the Licensee shall pay to the University a royalty of four percent (4%) of the Net Sales Price of the Commercial Sale of each Licensed Product by Licensee or an Affiliate until such time as a Licensed Product becomes Gross Margin Positive. At such time as such Licensed Product first becomes Gross Margin Positive, the Licensee shall pay to the University a royalty of six and one-half percent (6.5%) of the Net Sales Price of the Commercial Sale of each such Licensed Product by Licensee or an Affiliate. Once the royalty rate for a Licensed Product initially increases from 4 % to 6.5%, as described in the preceding sentence, the royalty rate for such Licensed Product will remain at 6.5%, regardless of whether such Licensed Product continues to be Gross Margin Positive.

11.4.2.  Minimum Annual Cumulative Royalty Payment. Beginning on the date in which any Licensed Product first becomes Gross Margin Positive, the following minimum annual royalty obligation applies: If the total payments to the University under sections 11.4. and 11.5 do not aggregate to a minimum of $500,000 for each calendar year during the Term of this Agreement, the University may terminate the Agreement as set forth in subsection 8.1.1 of the Terms and Conditions unless the Licensee pays the University the difference between the total amounts actually paid to the University under sections 11.4 and 11.5 of this Agreement for such year the minimum sum of $500,000 within 30 days following the end of such year. If the date on which a Licensed Product first becomes Gross Margin Positive occurs other than on the first day of a calendar year, the minimum sum for that year will be prorated to the end of that year.

11.4.3.  Royalty Stacking. The University and the Licensee recognize that a Licensed Product may embody Intellectual Property Rights owned or controlled by third parties, or may require the granting of consideration to third parties in order to develop, manufacture, use, or otherwise exploit Licensed Products in the Territory. In recognition of the foregoing, the amount of the royalty otherwise payable by Licensee for Commercial Sales of such Licensed Product shall be reduced by thirty percent (30%) for Commercial Sales of such Licensed Product made after the delivery to the University of a written notice, certified by the Licensee’s chief executive officer, that (i) a third party has asserted that a Licensed Product infringes such third party’s active and enforceable patent rights in the Field of Use and that, after consulting qualified legal counsel, Licensee has reason to accept the validity of the third party’s assertion; or (ii) that the Licensee has determined, after consulting with qualified legal counsel, that a license from a third party is required to develop, manufacture, use or otherwise exploit a Licensed Product in the Territory (the “Infringed Patent”); and (iii) the Licensee shall have entered into an agreement with such third party granting the Licensee a reasonable royalty—bearing license under the Infringed Patent to make, have made, use, offer to sell or sell, offer to lease or lease, import, or otherwise offer to dispose or dispose of the infringing Licensed Product in the Field of Use. Such reduction in the royalty rates shall expire on the termination or expiration of the license agreement between the Licensee and the third party. For the purposes of clarification the royalty rates paid by Licensee to the University for Sublicense Revenues and Sublicense Royalties shall not be affected or reduced by this subsection 11.4.3.

11.4.4.  Single Royalty. No more than one royalty payment shall be due with respect to a Commercial Sale of a Licensed Product. No multiple royalties shall be payable because any Licensed Product, or its manufacture, sale or use is covered by more than one valid claim of a Licensed Patent or Patent Application in any country.

11.4.5.  Ro yalty Term. Royalties shall be payable under sections 11.4 and 11.5 on a product-by-product and country-by-country basis until such time as no valid claim or claim in a pending Patent Application covering the Licensed Product exists in the applicable country, provided, however, that if a pending claim of a Patent Application has not issued as a claim of an issued patent within seven (7) years after the filing date of the applicable Patent Application, then such pending claim shall not be subject to a royalty for purposes of this Agreement until such time as the claim is finally allowed as a valid claim by the applicable governmental authority. If a claim that has passed the seven (7) year limitation as described above ultimately is allowed as a valid claim by the applicable governmental authority then royalties shall be payable under sections 11.4 and 11.5 thereafter and for any prior period for which a royalty has not been paid due to the seven (7) year limitation.

11.5.        Sublicense Fees:

11.5.1.  Sublicense Royalties. Within thirty (30) days after the last day of each calendar quarter, during the term of this Agreement and the Post-Termination Period, the Licensee shall pay to the University twenty-five percent (25%) of all Sublicense Royalties received by the Licensee during such quarter.

11.5.2.  Sublicense Revenues. Within thirty (30) days after the last day of each calendar quarter, during the term of this Agreement and the Post Termination Period, the Licensee shall issue the Company Stock to the University with a value equal to twenty-five percent (25%) of all Sublicense Revenues received by Licensee during such quarter, until such time as any Licensed Product becomes Gross Margin Positive. After such time, Licensee shall pay amounts due under this subsection 11.5.2 in either Company Stock or cash, at the discretion or the University. For the purposes of valuation of Company Stock under this subsection 11.5.2, Company Stock will be valued at the Company Stock’s then current value; provided, however, if there is no commercially reasonable valuation of the Company Stock, the payments in this subsection will be accrued until such time as there is a commercial valuation.

11.6.        Intentionally Deleted.

11.7.        Equity: Under the terms of the Subscription Agreement and Letter of Investment Intent attached as Exhibit B, the Licensee shall issue five-hundred sixty thousand (560,000) shares of Company Stock to the University as set forth in the table attached as Exhibit C. The Licensee represents that such shares will constitute no less than twenty four percent (24%) of the total issued and outstanding shares of the Licensee’s common stock on the Effective Date.

11.8.        Transfer Payment: One hundred fifty thousand and NO/100 dollars ($150,000), payable as provided below in section 14 of the attached Terms and Conditions.

11.9.        Interest Rate: Six percent (6%) per annum.

12.              Licensee’s Address for Notice (§23). Notices will be sent to the Licensee at:

Miromatrix Medical Inc.

Attention: Robert Cohen

President & CEO

18683 Bearpath Trail

Eden Prairie, MN 55347

Telephone No. 612-202-7026

Email: Robert.cohen1328@gmail.com

With a copy to:

Maslon Edelman Borman & Brand, LLP

Attention: Joseph Alexander, Esq.

90 South Seventh Street, Suite 3300

Minneapolis, MN 55402

Telephone No. 612-672-8369

Email: joseph.alexander@maslon.com

13.              Licensee’s Contact Person for Patent Prosecution Consultation (§4.2.3). The University will, as set forth in the Agreement, communicate with the contact person named below with respect to patent prosecution and maintenance: (Upon ten (10) days prior written notice to the University, the Licensee may change the person designated below.)

Miromatrix Medical Inc.

Attention: Robert Cohen

President & CEO

18683 Bearpath Trail

Eden Prairie, MN 55347

Telephone No. 612-202-7026

Email: Robert.cohen1328@gmail.com

With a copy to:

Maslon Edelman Borman & Brand, LLP

Attention: Joseph Alexander, Esq.

90 South Seventh Street, Suite 3300

Minneapolis, MN 55402

Telephone No. 612-672-8369

Email: joseph.alexander@maslon.com

14.              Observer Right. The University and the Licensee will mutually agree to a representative of the University to attend and observe each regular, special or other meeting of the board of directors. Such observer shall have the right to participate in the deliberations of the board but shall have no right to vote on matters before the board. The Licensee shall cause to be delivered to such observer, in the same manner as such notice is to be delivered to the Licensee’s board of directors, true, correct and complete copies of all documents and other materials delivered to members of the Licensee’s board of directors. The Licensee may exclude such observer from all or any portion of a board meeting or committee meeting if, in the opinion of the Licensee’s legal counsel, such observer’s presence at such meeting would jeopardize the Licensee’s attorney/client privilege or expose such observer to confidential information. In addition, Licensee may exclude all confidential information from the materials distributed to such observer pursuant to this section so long as Licensee notifies such observer that confidential information has been withheld or otherwise excluded from those materials. The Licensee shall take steps, in its opinion, necessary and desirable, to cause its certificate of incorporation, bylaws, stockholder agreement or other agreement by and among the Licensee, the University and its stockholders to grant the University the rights granted in this section. Licensee hereby consents to the designation of Doug Johnson as the University’s representative. Any other designee shall be subject to Licensee’s approval, which approval shall not unreasonably be withheld. The University’s right to appoint a member to the board of directors and observer rights shall automatically terminate immediately prior to a Change of Control or a public offering of the Licensee’s securities. For purposes of clarity, references in this section 14 to “Licensee” shall apply exclusively to Miromatrix Medical Inc. and not to any successor or assign of Licensee.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement.

Regents of the University of Minnesota	Miromatrix Medical Inc.

By:	/s/ Jay W. Schrankler	By:	/s/ Robert Cohen
	Jay W. Schrankler		Robert Cohen
	Executive Director		President & CEO
Office for Technology Commercialization

Date: February 4, 2010	Date: February 4, 2010

University of Minnesota

EXHIBIT A

Terms and Conditions of the

Exclusive Patent License Agreement

These terms and conditions of the Exclusive Patent License Agreement (“Terms and Conditions”) govern the grant of license by Regents of the University of Minnesota (“University”) to the Licensee identified in the Exclusive Patent License Agreement (the “EPLA”). These Terms and Conditions are incorporated by reference into the EPLA. All section references in these Terms and Conditions refer to provisions in these Terms and Conditions unless explicitly stated otherwise.

1.                  Definitions. For purposes of interpreting the Agreement, the following terms have the following meanings:

1.1.            “Affiliate” means an entity that controls the Licensee or the sublicensee, as the case may be, is controlled by the Licensee or sublicensee, or along with the Licensee or sublicensee, is under the common control of a third party. An entity shall be deemed to have control of the controlled entity if it (i) owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities of the controlled entity, or (ii) has the right, power or authority, directly or indirectly, to direct or cause the direction of the policy decisions of the controlled entity, whether by ownership of securities, by representation on the controlled entity’s governing body, by contract, or otherwise.

1.2.            “Capital Infusion Event” means the sale and issuance by Licensee, in one or more transactions, of its equity or debt securities to one or more purchasers in which the net proceeds to the Licensee equals or exceeds one million five hundred thousand dollars ($1,500,000). The calculation of net proceeds for the purpose of this section is gross proceeds, minus commercially reasonable expenses, fees and commissions payable in connection with and directly attributable to such issuance.

1.3.            “Commercially Reasonable Efforts” shall mean, with respect to the development or commercialization of the Licensed Products, efforts and resources commonly used in the medical device industry for a product of similar commercial potential at a similar stage in its lifecycle, taking into consideration its safety and efficacy, its cost to develop, the competitiveness of alternative products, its proprietary position, the likelihood of regulatory approval, its profitability, and other relevant factors.

1.4.            “Commercial Sale” means a bona fide sale, use, lease, transfer or other disposition for value of a Licensed Product by the Licensee or a sublicensee to a third party that is not an Affiliate of the Licensee. For the avoidance of doubt, the following shall not constitute a “Commercial Sale” under this Agreement:

(i)              the transfer of a Licensed Product to a third party without consideration in connection with the development or testing of a Licensed Product; or

(ii)              the transfer of a Licensed Product to any of Licensee’s Affiliates or sublicensees for resale;

(iii)            the transfer of a Licensed Product to a third party for consideration for use in a clinical trial, so long as such clinical trial is being conducted prior to the availability of such Licensed Product for sale to the general public.

1.5.            “Company Stock” means Licensee’s fully-paid, voting, non-assessable, common stock, the rights under which are identical, in all respects, to Licensee’s outstanding common stock, issued to and in the name of the University.

1.6.            “Confidentiality Agreement” means the Confidentiality Agreement by and between the Licensee and the University of even date herewith.

1.7.            “Confidential Information” shall have the same meaning as set forth in the Confidentiality Agreement.

1.8.            “Field of Use” means the field(s) of use described in section 2 of the EPLA.

1.9.            “Gross Margin Positive” means the point in time when the Commercial Sale price of a single Licensed Product is greater than the cost of producing such single Licensed Product, as calculated in a manner consistent with US GAAP.

1.10.        “Know-How” means all University proprietary information, relating to the inventions claimed in the Licensed Technology or within the Scientific Field and embodied in any laboratory notebooks, project plans or other tangible material by the Center for Cardiovascular Repair (the “CCVR”).

1.11.        “Net Sales Price” means the gross amount invoiced for a Commercial Sale of a Licensed Product minus (i) all trade, quantity, and discounts actually allowed, (ii) all credits and allowances actually granted due to rejections, returns, billing errors, and retroactive price reductions, (iii) applicable duties, and (iv) applicable excise, sale and use taxes, (v) out of pocket expenses for freight and shipping of Licensed Product. Notwithstanding any provision of this Agreement to the contrary, if the Licensee or a sublicensee sells, leases, transfers or otherwise disposes of a Licensed Product to an Affiliate, the “Net Sales Price” for such transaction shall equal (a) the price the Licensee or the sublicensee, as the case may be, generally charges non-Affiliate third parties in a similar transaction for the Licensed Product or (b) if the Licensee or the sublicensee does not offer to sell the Licensed Product to the public, the price charged by the Licensee or the sublicensee for a product of similar kind, quality, and quantity.

1.12.        “Licensed Patent” means the patent(s) described in section 5.1 of the EPLA, along with any active patent(s) issued during the Term that arose out of a Patent Application. “Licensed Patent” also means any reissues or reexaminations of a Licensed Patent that contain one or more claims directed to Licensed Technology.

1.13.        “Licensed Product” means any product or good in the Field of Use that is made by, made for, sold, transferred, or otherwise disposed of by the Licensee or its sublicensees during the Term and the Post-termination Period and that (i) but for the granting of the rights set forth in the Agreement, would infringe (including under the doctrine of equivalents) one or more claims in a Licensed Patent; or (ii) is covered by one or more claims in a Patent Application, or any product or good that is made using a process or method that but for the granting of the rights set forth in the Agreement, would (i) infringe (including under the doctrine of equivalents) one or more claims in a Licensed Patent; or (ii) is covered by one or more claims in a Patent Application. For purposes of this Agreement, claims in a Patent Application are to be treated as if they were allowed as proposed. “Licensed Product” also means any service provided by or for the Licensee or its sublicensees that, but for the granting of the rights set forth in the Agreement, would (i) infringe (including under the doctrine of equivalents) one or more claims in a Licensed Patent; or (ii) is covered by a claim in a pending Patent Application.

1.14.        “Licensed Technology” means collectively each Licensed Patent and each Patent Application and the inventions claimed therein. For the purposes of clarification, Know-How is not to be construed to be Licensed Technology.

1.15.        “Licensee” means the entity identified in section 1 of the EPLA.

1.16.        “Patent Application” means the pending patent application(s) described in section 5.2 of the EPLA. “Patent Application” also means (i) any related applications including, continuations, continuations-in-part, and divisionals of a Patent Application; and (ii) patentable inventions and discoveries which are included in, or comprise all or any portion of, one or more University New Inventions, provided that, as to the subject matter covered by clause (ii), Licensee has exercised its option to license University New Inventions pursuant to subsection 3.1.3 of these Terms and Conditions.

1.17.        “Patent-Related Expenses” means the reasonable attorneys’ fees of non- University personnel, patent agent fees, governmental filing fees and other out-of-pocket costs that the University incurs in searching, preparing, filing, prosecuting, and maintaining the Licensed Technology in accordance with section 4.2 below.

1.18.        “Payment” means a payment to be made by the Licensee to the University specified below in section 6.1 and described in section 11 of the EPLA.

1.19.        “Performance Milestone” means an act or event specified below in section 5.1 and described in section 9 of the EPLA.

1.20.        “Post-termination Period” means the one hundred eighty (180) day period commencing on the date of termination or expiration of the Term.

1.21.        “Research Institution” means a non-profit entity whose primary activities are education and/or research.

1.22.        “Scientific Field” means the treatment, prevention or amelioration of human or animal diseases and conditions through the decellularization or recellularization of a source material or system to generate, maturate or maintain stem cells, progenitor cells or cell phenotypes and/or functions, and all devices, processes and methods of production, modification or use related thereto.

1.23.        “Sublicense Revenues” means all revenue, in whatever form, but excluding Sublicense Royalties, received by the Licensee in consideration of its granting a third party a sublicense to any of its rights under the Agreement, including, without limitation, receipt of annual milestone attainment, sublicense issuance, maintenance or up-front payments, or technology access fee; and issuance of securities or real, personal or intangible property.

1.24.        “Sublicense Royalties” means a royalty paid to the Licensee that is received on Commercial Sales of Licensed Products by sublicensees.

1.25.        “Territory” means the geographical area described in section 3 of the EPLA.

1.26.        “Transfer Payment” means the payment to be made by the Licensee to the University specified below in section 14 and described in section 11.8 of the EPLA.

1.27.        “University New Invention” means any patentable invention or discovery within the Scientific Field that meets either of the criteria in (i) or (ii) and the criteria in both (iii) and (iv):

(i)             conceived and reduced to practice by Doris A. Taylor in her capacity as an employee of the University with at least a fifty percent (50%) appointment; or

(ii)             conceived and reduced to practice by persons working in their capacity as a member of the CCVR during such time as Doris A. Taylor is employed by the University; and

(iii)           disclosed to the University’s Office for Technology Commercialization or successor office by Doris A. Taylor or a member of her research team on or before the third (3rd) anniversary of the Effective Date; provided, however, that, if subsequent to such date, an invention otherwise meeting the criteria of a University New Invention is disclosed to the University’s Office for Technology Commercialization or successor office that was conceived and documented after the Effective Date and before the third (3rd) anniversary of the Effective Date, such invention will be considered as a University New Invention; and

(iv)            owned solely by the University (or owned jointly with a third party and the University controls the licensing decisions and has the ability to grant a license).

2.            Term. The term of the Agreement commences on the Effective Date as defined in section 4 of the EPLA and, unless terminated earlier as provided below in section 8, expires on the date on which there is neither a Licensed Patent active in the Territory nor a Patent Application pending in the Territory (the “Term”).

3.            Grants of License and Obligations.

3.1.         The Licensee’s Rights.

3.1.1.      Subject to the terms and conditions of this Agreement, the University hereby grants to the Licensee, and the Licensee hereby accepts, an exclusive license to make (including to have made on its behalf), use, offer to sell or sell, offer to lease or lease, import, or otherwise offer to dispose or dispose of Licensed Products in the Field of Use in the Territory. No provision of the Agreement is to be construed to grant the Licensee, by implication, estoppel or otherwise, any rights (other than the rights expressly granted it in the Agreement) to the Licensed Technology, a Licensed Patent or Patent Application, or to any other University-owned technology, patent applications, or patents.

3.1.2.      The Licensee may sublicense its rights under this Agreement only as follows: the Licensee shall deliver to the University a true, correct, and complete copy of the sublicense agreement or other agreement under which the Licensee purports or intends to grant such sublicense rights within ten (10) days after the execution of such agreement. The terms of each sublicense agreement shall be deemed to constitute “Confidential Information” of Licensee for all purposes of this Agreement, and the University shall not disclose the information contained in such sublicense agreement to any third party except as authorized pursuant to the Confidentiality Agreement. The Licensee shall not enter into such agreement if the terms of the agreement are inconsistent in any respect with the material terms of this Agreement, including without limitation, sections 5.2 through 5.6, 6.5, 8.4, 10.4, and 11.3. Any sublicense made in violation of this subsection is void as to any terms that cause such violation.

3.1.3.      Subject to the terms and conditions of this Agreement, the University hereby grants to the Licensee a non-transferable (except in connection with the Licensee’s transfer of rights under this Agreement in accordance with section 14 of these Terms and Conditions), option to license on the terms set forth below in this subsection each University New Invention solely in the Scientific Field. The option process will occur as follows:

(i)              The University will deliver to the Licensee’s Contact Person for Patent Prosecution Consultation (as defined in section 13 of the EPLA) written notice of each University New Invention, within 30 days after the University receives an invention disclosure describing an invention or discovery that the University reasonably.determines to be a University New Invention. Each such notice shall include a description of the invention(s), and any Know-How known to the University’s Office for Technology Commercialization or successor office, at the time of such disclosure necessary for the Licensee to exploit the invention in the Scientific Field. The University shall cooperate and provide reasonable access to any information or records in its possession or control as necessary to facilitate the Licensee’s preliminary due diligence with respect to such invention, including but not limited to taking reasonable steps within University policy to facilitate the Licensee’s access to University employees having knowledge or information relevant to such invention.

(ii)            To exercise its option, Licensee must deliver written notice of such exercise to the University within the forty-five (45) day period following the delivery of such notice by the University to Licensee.

(iii)            If the Licensee exercises its option, the parties shall abide by the terms of section 4 of these Terms and Conditions in applying for and maintaining patent protection for such University New Invention, and the parties shall amend the terms of section 5.2 of the EPLA and other such terms of this Agreement as necessary or appropriate to record their agreement as to the University’s grant of an exclusive license to Licensee of the University’s rights in the University New Invention. The Running Royalties rates set forth in section 11.4 and Sublicense Fees in section 11.5 of the EPLA will apply to University New Inventions; provided that there will be no up-front or other fixed payments, fees or additional minimum royalties to the University for granting such license rights to the University New Invention.

(iv)           During the periods set forth in subsections 3.1.3 (i) and (ii) above, the University will not (a) offer to grant or grant a license to such University New Invention to any non-Research Institution third party; or (b) disclose any information related to the University New Invention which would negatively affect a potential patent application.

(v)            If the Licensee does not exercise its option as provided in subsection 3.1.3(ii), Licensee will have no rights to the University New Invention and the University will be free to license or assign its rights to that particular University New Invention. Notwithstanding any provision of this Agreement to the contrary, the Licensee’s non-exercise of its option with respect to any University New Invention shall not limit or restrict the Licensee’s option rights with respect to any other University New Invention.

3.2.       The United States Government’s Rights. If the University indicated in section 8 of the EPLA that the United States federal government funded the development, in whole or in part, of the Licensed Technology, then, (i) the federal government may have certain rights in and to the Licensed Technology as those rights are described in Chapter 18, Title 35 of the United States Code and accompanying regulations, including Part 401, Chapter 37 of the Code of Federal Regulations; and (ii) the parties’ rights and obligations with respect to the Licensed Technology, including the grant of license set forth above in subsection 3.1.1, are subject to the applicable terms of these laws and regulations.

3.3.         The University’s Rights.

(i)             University retains an irrevocable, world-wide, royalty-free, non-exclusive right to use the Licensed Technology solely for teaching, research and educational purposes. This right does not grant to the University any right under any patent or other intellectual property right in or to the Licensed Technology to make, use or sell any products or processes derived from or with the Licensed Technology for commercial sale without the written consent of the Licensee.

(ii)            The University retains the right to sublicense the rights in subsection 3.3(i) to one or more Research Institutions with notice to the Licensee. Upon Licensee’s reasonable request, the University will make a good faith effort to secure in such sublicense either a non-exclusive, royalty-free, sublicenseable commercial license to any resulting invention or discovery based upon the Licensed Technology for Licensee in the Scientific Field, or an option for the Licensee to negotiate a license to any resulting invention or discovery on commercially reasonable terms. Notwithstanding anything to the contrary in this Agreement no sublicense granted by the University to a Research Institution shall grant any sublicenseable right or any option to any right under any patent or other intellectual property right in or to the Licensed Technology to make, use or sell any products or processes derived from or with the Licensed Technology for commercial sale without the written consent of the Licensee.

(iii)           The University retains the right to use the Licensed Technology in research projects paid for in whole or significant part by for-profit or non-profit entities and has the right to grant such entities, the right to license inventions or discoveries conceived or reduced to practice in the course of such research. By way of clarification and consistent with section 1.27 of these Terms and Conditions, such invention or discovery would not constitute a University New Invention, to which Licensee would have option rights under subsection 3.1.3 of these Terms and Conditions. The University will, however, make a good faith effort to secure a non-exclusive, royalty-free, sublicenseable commercial license to such invention or discovery for Licensee.

(iv)           With respect to any University New Invention for which Licensee has exercised its option rights under subsection 3.1.3(ii), the University, in addition to the rights reserved in this section 3.3, may grant licenses to any third party in any field of use other than the Scientific Field.

(v)            Licensee recognizes that, under University policy the results of any University research must be publishable and agrees that researchers using the Licensed Technology are permitted to present at symposia, national or regional professional meetings and to publish in journals, theses or dissertations, or otherwise of their own choosing, the methods and results of such research. University has the final authority to determine the scope and content of any publication; provided, however, that the University’s Office for Technology Commercialization shall provide copies of any proposed publication that it receives from a University researcher containing information relating to a University New Invention during the period set forth in subsection 3.1.3(ii) to Licensee to review and object to such publication or presentation because such draft contains Licensee’s Confidential Information or information that, if published during such period, would have an adverse effect on a patent application or a potential patent application for such University New Invention. In the event Licensee requests, by written notice to the University, a delay in publication, the University and the Researcher shall refrain from making such publication or presentation until the end of the period set forth in subsection 3.1.3(ii) or, if Licensee exercises its option under subsection 3.1.3(ii), until the University has filed for patent protection for such University New Invention; and (c) the University shall require the researcher to undertake the same obligations with respect to the Licensee’s Confidential Information relating to the applicable University New Invention as are set forth in Confidentiality Agreement. The University will not publish Licensee’s Confidential Information.

3.4.         Know-How License and Obligation. During the Term of this Agreement, beginning on the Effective Date and continuing through the fifth (5th) anniversary of the Effective Date, the University will transfer to Licensee Know-How that has been disclosed to the University’s Office for Technology Commercialization or its successor office. The University hereby grants to Licensee a non-exclusive, royalty-free, sublicenseable, worldwide license to practice such Know-How during the Term of this Agreement. Additionally, to the extent possible under University policies and procedures, the University will use reasonable efforts to make employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this section 3.4. No provision of the Agreement is to be construed to grant the Licensee, by implication, estoppel or otherwise, any rights (other than the rights expressly granted it in this Agreement) to the Know-How. For the purposes of clarification, the University is not obligated to maintain any confidentiality related to the Know-How except as set forth in subsection 3.1.3(iv).

4.            Applications and Patents.

4.1.         Pre-EPLA Patent Filings. The Licensee acknowledges that it has reviewed each Licensed Patent and each Patent Application and that it is not aware of any basis to challenge or dispute the inventorship, validity, or enforceability of any of the claims made in a Licensed Patent or a Patent Application. The Licensee further represents that, as of the Effective Date, it has not and does not manufacture, have manufactured, offer to sell, sell, offer to lease, lease, or import (a) any product or good that infringes (including under the doctrine of equivalents) a claim in any Licensed Patent or Patent Application, or (b) any product or good that is made using a process or machine that infringes (including under the doctrine of equivalents) a claim in a Licensed Patent or Patent Application.

4.2.         Patent Application Filings during the Term of the Agreement.

4.2.1.      The University, in consultation with the Licensee, shall be responsible for: (a) the continued prosecution of all Patent Applications; (b) the maintenance of all Licensed Patents; and (c) the filing of additional Patent Applications in such additional jurisdictions as the University determines after consultation with Licensee. The University shall retain counsel of its choice to file and prosecute such patent applications, which engagement shall be subject to the Licensee’s prior written consent, which consent shall not be unreasonably withheld. Upon mutual agreement of the parties, which agreement shall not be unreasonably withheld by either party, the Licensee may elect to become a client of such patent counsel in connection with the prosecution of any Patent Applications and/or the maintenance of any Licensed Patents. If the parties mutually agree to the foregoing, the Licensee shall execute all papers and perform such acts as may be reasonably required to waive any conflict of interest in connection with such representation, in a form substantially similar to the form attached as Exhibit D.

4.2.2.      The University shall diligently pursue the prosecution of all Patent Applications to issuance of the resulting patents, and shall not abandon, withdraw or discontinue prosecution of any Patent Application without first consulting with and obtaining the Licensee’s prior written consent, which consent shall not be unreasonably withheld if the parties agree that the issuance of a patent from such application is unlikely or is no longer to the benefit of the patent prosecution strategy for the Licensed Technology.

4.2.3.      The Licensee shall cooperate with the University in the filing and prosecution of all patent applications with respect to the Licensed Technology. In furtherance of the foregoing, the Licensee shall notify the University, in writing, of the individual whom the Licensee has designated to consult and cooperate as provided in this subsection and is identified in section 13 of the EPLA. If possible under the circumstances, the University shall provide the Licensee’s Contact Person with drafts of all patent applications and other material submissions to and correspondence with any patent authorities to the extent such applications or submissions relate to the Licensed Technology, prior to the date a reply is required by the relevant patent authorities, to allow for review and comment by the Licensee. In addition, if possible under the circumstances, the University shall provide the Licensee’s Contact Person with an opportunity to consult with the University regarding the filing and contents of any such application, submission or correspondence. The Contact Person shall respond to the University’s request for consultation and cooperation on a pending matter within ten business days or sooner as may be required under the circumstances. If the Contact Person fails to respond in such time period, the University, exercising its own judgment and discretion, may respond to the matter as it deems appropriate. Except as provided below in subsection 4.2.7, the Licensee shall reimburse the University for all Patent-Related Expenses as provided below in section 6.3 and in section 6 of the EPLA.

4.2.4.      If following consultation pursuant to this section 4, the University intends not to pursue the filing, prosecution or maintenance of a Licensed Patent or Patent Application in a particular country, or to take any other action with respect to a Licensed Patent or Patent Application in a particular country that is necessary or useful to establish or preserve rights with respect to the Licensed Products, then the University shall so notify the Licensee promptly in writing and in good time to enable Licensee to meet any deadlines by which an action must be taken to establish or preserve any such rights. Upon receipt of any such notice by the University or if, at any time, the University fails to initiate any such action within thirty (30) days after a request by the Licensee that it do so (and thereafter diligently pursue such action), Licensee shall have the right, but not the obligation, to pursue the filing or registration, or support the continued prosecution or maintenance, of such Licensed Patent or Patent Application at its expense in such country. If the Licensee elects to pursue such filing or registration, as the case may be, or continue such support, then Licensee shall notify the University of such election and the University shall, and shall cause its agents and Affiliates to, cooperate with Licensee in this regard.

4.2.5.      At the Licensee’s request, the University will provide a schedule listing all applicable filing deadlines and estimate of associated costs necessary to maintain the Licensed Patents and Patent Applications in a particular country to the Licensee in writing.

4.2.6.      In the event of any dispute or disagreement among the parties as to whether the filing, prosecution, maintenance, or prosecution strategy of a Licensed Patent or Patent Application in a particular country is necessary or useful to establish or preserve rights with respect to the Licensed Technology in such country (each a “Dispute”), the Dispute, upon written request of any Party, shall first be referred to a senior executive officer of each party for decision. Such executive officers shall promptly meet in a good faith effort to resolve the dispute. Any Dispute that cannot be settled amicably by agreement with ten (10) business days shall be finally settled by a single arbitrator as provided below.

a.             To initiate the arbitration, the disputing party shall notify the other party in writing (the “Arbitration Demand”), which shall (i) describe in reasonable detail the nature of the Dispute, (ii) specify the requested relief and (iii) name a representative who (A) has been licensed to practice patent law in the U.S. for at least fifteen years, (B) has no past or present relationship with either party or their respective counsel, except as otherwise disclosed in writing to and approved by the parties, and (C) is experienced in representing clients in the filing, prosecution and maintenance of patents in the medical device industry (the “Basic Qualifications”).

b.            Within three (3) business days after its receipt of the Arbitration Demand, such other party shall serve on the Disputing Party, a written statement (i) describing in reasonable detail its position with respect to the Dispute and specifying the requested relief; and (ii) naming a second representative satisfying the Basic Qualifications.

c.            Within three (3) business days thereafter, the two representatives so named will select a neutral arbitrator who satisfies the Basic Qualifications. The arbitrator so chosen shall issue his or her decision resolving the Dispute within five (5) days following his or her appointment, which decision will be final, conclusive and binding upon the parties with respect to the subject matter of the Dispute. All submissions, documents and information relating to the arbitration proceeding shall be deemed to be Confidential Information subject to the Confidentiality Agreement. The arbitrator will have no power or authority to relieve the parties from their obligations hereunder or otherwise to amend or disregard any provision of this Agreement, including, without limitation, the provisions of this section. To clarify, the arbitrator’s sole role is to resolve the Dispute as defined in subsection 4.2.6. Each party is responsible for its own costs in connection with arbitration and agrees to share the costs related to the fees of the arbitrator. The venue of any such arbitration under this section shall be in Minneapolis, Minnesota and the process for participation in the arbitration will be determined by the arbitrator.

d.            Each party is required to continue to perform its obligations under this Agreement pending final resolution of any Dispute.

4.2.7.     The grant of license in section 3.1 and the definition of Territory in section 1.25 shall not extend to or include any country in which Licensee elects, in writing to the University, not to pay or reimburse the payment of the cost, in whole or in part, to seek or maintain intellectual property protection.

4.2.8.       Except as specifically provided in this Agreement, nothing limits, conditions, or otherwise affects the University’s right to prosecute a patent application with respect to the Licensed Technology in any country, or its sole and exclusive right to file or otherwise prosecute a patent application with respect to the Licensed Technology. Except as specifically provided in this Agreement, in no event shall the Licensee file a patent application with respect to the Licensed Technology. The Licensee shall cooperate with the University in the filing and prosecution of all patent applications with respect to the Licensed Technology.

4.3.       Ownership of the Licensed Patents, Patent Applications and Know-How. Except as otherwise expressly set forth in this Agreement, the University retains all rights, titles, and interests in the Licensed Patents, Patent Applications and Know-How, notwithstanding the Licensee’s payment of all or any portion of the patent prosecution, maintenance, and related costs.

5.           Commercialization.

5.1.         Commercialization and Performance Milestones. The Licensee shall use its Commercially Reasonable Efforts, to commercialize the Licensed Technology and to manufacture and offer to sell and sell Licensed Products as soon as practicable and to maximize sales thereof. The Licensee shall perform or cause to happen or be performed, as the case may be, all the performance milestones described in section 9 of the EPLA.

5.2.          Covenants Regarding the Manufacture of Licensed Products. The Licensee hereby warrants (i) the manufacture, use, sale, or transfer of Licensed Products will comply in all material respects with all applicable federal and state laws, including all federal export laws and regulations; and (ii) it will use reasonable efforts to ensure that no Licensed Product will be defective in design or manufacture. The Licensee hereby further covenants and agrees that it shall, and it shall cause each sublicensee, to substantially manufacture in the United States of America all products embodying or produced through the use of an invention that is subject to the rights of the federal government of the United States of America, except to the extent that a waiver of this requirement has been issued by the federal government for a Licensed Product.

5.3.          Export and Regulatory Compliance. The Licensee understands that the Arms Export Control Act (AECA), including its implementing International Traffic In Arms Regulations (ITAR,) and the Export Administration Act (EAA), including its Export Administration Regulations (EAR), are some (but not all) of the laws and regulations that comprise the U.S. export laws and regulations. Licensee further understands that the U.S. export laws and regulations include (but are not limited to): (i) ITAR and EAR product/service/data-specific requirements; (ii) ITAR and EAR ultimate destination-specific requirements; (iii) ITAR and EAR end user-specific requirements; (iv) Foreign Corrupt Practices Act; and (v) antiboycott laws and regulations. The Licensee shall comply with all then-current applicable export laws and regulations of the U.S. Government (and other applicable U.S. laws and regulations) pertaining to the Licensed Products (including any associated products, items, articles, computer software, media, services, technical data, and other information). The Licensee certifies that it shall not, directly or indirectly, export (including any deemed export), nor re-export (including any deemed re-export) the Licensed Products (including any associated products, items, articles, computer software, media, services, technical data, and other information) in violation of U.S. export laws and regulations or other applicable U.S. laws and regulations. The Licensee shall include an appropriate provision in its agreements with its authorized sublicensees to assure that these parties comply with all then-current applicable U.S. export laws and regulations and other applicable U.S. laws and regulations.

5.4.         Commercialization Reports. Throughout the Term and during the Post-termination Period, and within thirty (30) days of the date specified in the schedule set forth in section 10 of the EPLA, the Licensee shall deliver to the University written reports of the Licensee’s and its sublicensees’ efforts and plans to commercialize the Licensed Technology and to manufacture, offer to sell, or sell Licensed Products.

5.5.         Use of the University’s Name and Trademarks or the Names of University Faculty, Staff, or Students. Except as permitted by law, Licensee shall not use (or authorize the use of) the name, logo, or any marks owned by or associated with the University or the names, or identities of any member of the faculty, staff, or student body of the University. No provision of this Agreement grants the Licensee any license with respect to this section 5.5. Licensee shall not and shall not authorize others to state or imply that the University endorses any products or services.

5.6.          Governmental Markings.

5.6.1.      The Licensee shall mark all Licensed Products, where feasible, with patent notice appropriate under Title 35, United States Code.

5.6.2.      The Licensee is responsible for obtaining all necessary governmental approvals for the development, production, distribution, sale, and use of any Licensed Product, at the Licensee’s expense, including, without limitation, any safety studies. The Licensee is responsible for including with the Licensed Product any legally required warning labels, packaging and instructions as to the use and the quality control for any Licensed Product.

5.6.3.      The Licensee agrees to register the Agreement with any foreign governmental agency that requires such registration, and the Licensee shall pay all costs and legal fees in connection with such registration. The Licensee shall comply with all foreign laws affecting the Agreement or the sale of Licensed Products.

6.            Payments, Reimbursements, Reports, and Records.

6.1.           Payments. The Licensee shall pay all amounts due under the Agreement by check (payable to the “Regents of the University of Minnesota” and sent to the address specified below in section 23), wire transfer, or any other mutually agreed-upon method of payment.

6.2.          Interest. All amounts due under the Agreement shall bear interest as provided in section 11.9 of the EPLA on the entire unpaid balance computed from the due date until the amount is paid.

6.3.         Reimbursement of Patent-Related Expenses. The Licensee shall pay invoices for Patent-Related Expenses under the Agreement within thirty (30) days of its receipt of the University’s invoice. With respect to each invoice, the University shall use reasonable efforts to specify the date on which the Patent-Related Expense was incurred and the purpose of the expense (including, as applicable, a summary of patent attorney services giving rise to the expense).

6.4.          Royalty Payments/Sales Reports. Within sixty (60) days after the last day of a calendar quarter during the Term and the Post-termination Period, the Licensee shall deliver to the University a written sales report in a form provided by University that is reasonably acceptable to Licensee, recounting the number and Net Sales Price amount (expressed in U. S. dollars) of all sales, leases, or other dispositions of Licensed Products, whether made by the Licensee or a sublicensee, during such calendar quarter. The Licensee shall deliver such written report to the University even if the Licensee is not required hereunder to pay to the University a payment for sales, leases, or other dispositions of Licensed Products during the calendar quarter. The Licensee shall deliver along with such sales reports its payment for royalties owed on all Commercial Sales of Licensed Products by the Licensee and the sublicensees during such quarter.

6.5.         Records Retention and Audit Rights.

6.5.1.      Throughout the Term and the Post-termination Period and for five (5) years thereafter, the Licensee, at its expense, shall keep and maintain and shall use reasonable efforts to cause each sublicensee and each non-affiliated third party that manufactures, sells, leases, or otherwise disposes of Licensed Products on behalf of the Licensee to keep and maintain accurate records of sales, leases, and other dispositions of Licensed Products during the Term and the Post-termination Period and all other records reasonably necessary for the University to verify the Licensee’s compliance with its obligations under this Agreement.

6.5.2.      In connection with an audit, the Licensee, upon written request, shall make available for the University and its representatives’ inspection at a mutually agreed upon place in the continental United States, true, correct and complete copies of all documents and materials (including electronic records) reasonably relevant to the Licensee’s and sublicensees’ performance of the Agreement, including, without limitation, all sublicenses granted. Such documents and materials shall be deemed to constitute Confidential Information of Licensee for all purposes of the Confidentiality Agreement, and the University shall not disclose the information contained in such sublicense agreement to any third party except as authorized pursuant to the Confidentiality Agreement.

6.5.3.      To determine the Licensee’s compliance with the terms of the Agreement, the University, at its expense (except as set forth below in this subsection) and not more than once per calendar year, and upon at least five (5) days advance written notice to Licensee, may inspect and audit the Licensee’s records referred to above in subsection 6.5.1 at the Licensee’s address as set forth in the Agreement or such other location(s) as the parties mutually agree during the Licensee’s normal business hours. The Licensee shall cooperate in the audit, including providing at no cost, reasonable space in the Licensee’s place of business for the auditor. The Licensee shall reimburse the University for all its reasonable out-of-pocket expenses to inspect and audit such records if the results of such inspection and audit demonstrate that the Licensee has underpaid amounts owed to the University by at least five percent (5%) or one fifty thousand and no/100 dollars ($50,000), whichever is greater, in a reporting period. The Licensee shall use reasonable efforts to c ause ea ch sublicensee and each non-affiliated third party that manufactures, sells, leases, or otherwise disposes of Licensed Products on behalf of the Licensee to grant the Licensee a right to inspect and audit the sublicensee’s or third party’s records substantially similar to the rights granted the University in this subsection. Any such records will be made available in connection with an audit by the University under this section. In connection with, and before the commencement of, an audit, if the Licensee requests in writing to the University, then prior to conducting such audit, the Licensee, the University and the auditor must enter into an agreement prohibiting the auditor from disclosing the Licensee’s nonpublic, proprietary information to any third party without the Licensee’s prior written consent. Terms of any such agreement shall be consistent in all material respects with the Confidentiality Agreement; provided, however, that consistent with generally accepted auditing standards and the auditor’s professional judgment, the auditor may disclose such information to the University and its agents, counsel, or consultants. The Licensee acknowledges that such an agreement is adequate to protect its legitimate interests, and the parties agree that there shall be no additional nondisclosure agreement demanded as a condition to the commencement of an audit and the University’s exercising its rights under this subsection.

6.6.            Currency and Checks. All computations and payments made under the Agreement shall be in United States dollars. To determine the dollar value of transactions conducted in non-United States dollar currencies, the parties shall use the exchange rate for the currency into dollars as reported in the Wall Street Journal as the New York foreign exchange mid-range rate on the last business day of the month in which the transaction occurred.

7.            Infringement.

7.1.            If a party learns of substantial, credible evidence that a third party is making, using, or selling a product in the Field of Use in the Territory that infringes a Licensed Patent, such party shall promptly notify the other party in writing of the possible infringement and in such notice describe in detail the information suggesting infringement of the Licensed Patent.

Prior to commencing any action to enforce a Licensed Patent, the parties shall enter into good faith negotiations on the desirability of bringing suit, the parties to the action, the selection of counsel, and such other matters as the parties may agree to discuss. No provision of this Agreement limits, conditions, or otherwise affects a party’s statutory and common-law rights to commence an action to enforce a Licensed Patent. In any such action, the parties agree to cooperate fully with each other and will use reasonable efforts to permit access to relevant personnel, records, papers, information, samples and specimens during regular business hours. Any amounts recovered (less amounts paid for reasonable attorneys’ fees and legal expenses) by Licensee in such action or settlement that constitute compensation for lost profits or sales will be considered subject to the royalty rate in subsection 11.4.1 of the EPLA. All other amounts recovered (less amounts paid for reasonable attorneys’ fees and legal expenses) by Licensee in such action or settlement will be considered Sublicense Revenues.

7.2.            If any suit, action or proceeding is brought or commenced against the Licensee alleging the infringement of a patent or other intellectual property right owned by a third party by reason of the manufacture, use or sale of Licensed Products, the Licensee shall give the University prompt notice thereof.

7.3.            If the validity of a Licensed Patent is questioned in any suit, action, or proceeding under section 7.1 or 7.2, neither party shall have the right to make any settlement or compromise which affects the scope, validity, enforceability or otherwise of the Licensed Patent without the other party’s prior written approval, which approval shall not be unreasonably withheld.

8.            Termination.

8.1.         By the University.

8.1.1.      If the Licensee breaches one or more of its material obligations under the Agreement, the University may deliver a written notice of default to the Licensee. Without further action by a party, the Agreement shall terminate if (a) the default has not been cured within thirty (30) days after the delivery to the Licensee of the notice of default if the default relates to a payment or reimbursement obligation under this Agreement or (b) ninety (90) days after the delivery to the Licensee of the notice of default if the default relates to any other matter.

8.1.2.      The University may terminate the Agreement by delivering to the Licensee a written notice of termination at least ten (10) days before the date of termination if the Licensee (i) becomes insolvent; (ii) voluntarily files or has filed against it a petition under applicable bankruptcy or insolvency laws that the Licensee fails to have released within thirty (30) days after filing; (iii) proposes any dissolution, composition, or financial reorganization with creditors or if a receiver, trustee, custodian, or similar agent is appointed; or (iv) makes a general assignment for the benefit of creditors.

8.1.3.      The University may terminate the Agreement immediately by delivering to the Licensee a written notice of termination if the Licensee or its agents or representatives commences or maintains an action in any court of competent jurisdiction or a proceeding before any governmental agency asserting or alleging, in any respect the invalidity or unenforceability of any of any of the Licensed Technology. The Licensee shall notify the University, in writing, at least thirty (30) days prior to the commencement of any such action or the institution of any such proceeding. Prior to exercising its right of termination under this section, University will discuss or attempt to discuss with Licensee’s the basis of Licensee’s actions under this section.

8.2.        By the Licensee. The Licensee may terminate the Agreement by delivering to the University a written notice of termination at least thirty (30) days before the date of termination. Licensee shall pay all amounts due through the date of termination. Notwithstanding any provision of this Agreement to the contrary, if the date of termination of this Agreement is prior to a Capital Infusion Event or June 30, 2011, the Company after the date of termination shall promptly deliver to the University all shares of Common Stock to be issued to the University under section 6 of the EPLA as of such date.

8.3.        If the University breaches or fails to perform one or more of its duties under the Agreement, the Licensee may deliver to the University a written notice of default. The Licensee may elect to terminate the Agreement by delivering to the University a written notice of termination if the default has not been cured in full within ninety (90) days of the delivery to the University of the notice of default.

8.4.        Post-termination Period. The Licensee shall not use, or permit others to use, the Licensed Technology or manufacture or have manufactured Licensed Products after the Agreement terminates. If the Licensee terminates the Agreement under section 8.3, the Licensee may continue to offer to sell and sell, offer to lease and lease, and otherwise offer to dispose of or dispose of Licensed Products in the Territory that were manufactured before such termination. The Commercial Sales of Licensed Products during the Post-termination Period shall be governed by the terms of this Agreement, including the obligation to pay royalties on such Commercial Sales as provided in this Agreement.

9.            Indemnification, and Insurance.

9.1.         The Licensee’s Indemnification. Throughout the Term and thereafter, the Licensee shall indemnify, defend, and hold the University and its regents, employees, and agents harmless from all suits, actions, claims, liabilities or demands (including investigative expenses and reasonable attorneys’ fees) by a third party (including sub-licensees), relating to or arising out of the Licensee’s exercise, enforcement or assertion of any of the rights or licenses granted it under this Agreement, including, without limitation, the manufacture, use, lease, sale, or other disposition of a Licensed Product.

9.2.         The University’s Indemnification. Subject to the limitations on liability set forth below in section 11, throughout the Term and thereafter, the University shall indemnify, defend, and hold the Licensee and its directors, employees, and agents harmless from all suits, actions, claims, liabilities, demands, damages, losses, or expenses (including reasonable attorneys’ and investigative expenses) arising out of the University’s breach of any term of this Agreement.

9.3.        Indemnification Procedures. The indemnified party shall give the indemnifying party prompt written notice (an “Indemnification Claim Notice”) of any matter for which the indemnified party is entitled to an indemnification hereunder. In the event that prompt notice is not given by the indemnified party, the indemnifying party shall not be liable for any losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such loss (to the extent that the nature and amount of such loss is known at such time). The indemnified party shall furnish promptly to the indemnifying party copies of all papers and official documents received in respect of any claims or losses.

9.4.         Third Party Claims. The obligations of an indemnifying party under this Agreement with respect to claims of any third party that are subject to indemnification as provided for in sections 9.1 or 9.2 (a “Third Party Claim”) shall be governed by and be contingent upon the following additional terms and conditions:

9.4.1.      Control of Defense. The indemnifying party shall assume the defense of any Third Party Claim by giving written notice to the indemnified party within thirty (30) days after the indemnifying party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the indemnifying party shall not be construed as an acknowledgment that the indemnifying party is liable to indemnify any indemnified party in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying party of any defenses it may assert against any indemnified party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the indemnifying party may appoint as lead counsel in the defense of the Third Party Claim legal counsel reasonably acceptable to the indemnified party. The indemnified party shall immediately deliver to the indemnifying party all original notices and documents (including court papers) received by any indemnified party in connection with the Third Party Claim. Once the indemnifying party assumes the defense of the third party, the indemnifying party shall not be liable to the indemnified party or any other indemnified party for any legal expenses subsequently incurred by such indemnified party in connection with the analysis, defense or settlement of the Third Party Claim. In the event that it is ultimately determined that the indemnifying party is not obligated to indemnify, defend or hold harmless an indemnified party from and against the Third Party Claim, the indemnified party shall reimburse the indemnifying party for any and all reasonable costs and expenses (including reasonable attorneys’ fees and costs of suit) and any losses incurred by the indemnifying party in its defense of the Third Party Claim asserted against the indemnified party and the indemnified party shall be exclusively liable for such losses and defense of such claim.

9.4.2.      Right to Participate in Defense. Without limiting subsection 9.4.1 above, any indemnified party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the indemnified party’s own expense unless (i) the employment thereof has been specifically authorized by the indemnifying party in writing or (ii) the indemnifying party has failed to assume the defense and employ counsel in accordance with subsection 9.4.1 (in which case the indemnified party shall control the defense).

9.4.3.      Settlement. With respect to any losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the indemnified party’s becoming subject to injunctive or other relief or otherwise adversely affect the business of the indemnified party in any manner, and as to which the indemnifying party shall have acknowledged in writing the obligation to indemnify the indemnified party hereunder, and for which the indemnified party receives a general release, the indemnifying party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such loss, on such terms as the indemnifying party, in its sole discretion, shall deem appropriate. With respect to all other losses in connection with Third Party Claims, where the indemnifying party has assumed the defense of the Third Party Claim in accordance with subsection 9.4.1, the indemnifying party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such loss provided it obtains the prior written consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed). No indemnified party shall confess judgment to or admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the indemnifying party. Notwithstanding anything contained in the preceding sentence to the contrary, an indemnified party shall be entitled to make factually accurate statements in any court action or proceeding.

9.4.4.      Cooperation. At the request of the indemnifying party, the indemnified party shall cooperate in the defense or prosecution thereof, at the expense of the indemnifying party, and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by indemnifying party in connection therewith at the expense of the indemnifying party. Such cooperation shall include access during normal business hours afforded to the indemnifying party to, and reasonable retention by the indemnified party of, records and information that are reasonably relevant to such Third Party Claim. The indemnified parties shall use reasonable efforts to make other employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying party shall reimburse the indemnified party for all its reasonable out-of-pocket expenses in connection therewith.

9.5.         The Licensee’s Insurance.

9.5.1.      Prior to the commencement of a clinical trial using the Licensed Technology, or the sale or distribution of a Food and Drug Administration approved Product incorporating the Licensed Technology, and continuing thereafter throughout the Term, or during such other period as the parties agree in writing, the Licensee shall maintain, and shall cause each sublicensee to maintain, in full force and effect liability insurance appropriate to medical trial or medical product exposures with single and aggregate claim limits reasonably acceptable to the University based on customary practice in the U.S. medical device industry. Such insurance shall include coverage for claims that may be asserted by the University against the Licensee under section 9.1 and for claims by a third party against the Licensee or the University arising out of the purchase or use of a Licensed Product. Such insurance policy must (i) name the University as an additional insured if the University so requests in writing and (ii) require the insurer to deliver written notice to the University at the address set forth in section 23, at least thirty (30) days before the termination of the policy. Upon receipt of the University’s written request, the Licensee shall deliver to the University a copy of the certificate of insurance for such policy.

9.5.2.      The provisions of subsection 9.5.1 do not apply if the University agrees in writing to accept the Licensee’s or a sublicensee’s, as the case may be, self-insurance plan as adequate insurance.

10.         Warranties.

10.1.        Authority. Each party represents and warrants to the other party that: (a) it has full corporate power and authority to execute, deliver, and perform the Agreement; (b) no other corporate proceedings by such party are necessary to authorize the party’s execution or delivery of the Agreement; (c) this Agreement has been duly executed and delivered by such party and constitutes the valid and binding obligation of such party, enforceable against such party in accordance with its terms; and (d) it has the right to grant the licenses granted to the other party as set forth herein, free and clear of any rights of a third party, except as provided in this agreement, including the rights of the federal government.

10.2.        Licensee’s Warranty. Licensee represents and warrants to the University that as of the Effective Date all documents effecting in any way the ownership of Licensee equity are complete and have been made available in full for review by the University.

10.3.        Disclaimers.

10.3.1. EXCEPT FOR THE EXPRESS WARRANTY SET FORTH ABOVE IN SECTION 10.1, THE UNIVERSITY DISCLAIMS AND EXCLUDES ALL WARRANTIES, EXPRESS AND IMPLIED, CONCERNING THE LICENSED TECHNOLOGY, EACH LICENSED PATENT, EACH PATENT APPLICATION, ANY KNOW-HOW AND EACH LICENSED PRODUCT, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF NON-INFRINGEMENT, OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE.

10.3.2. The University expressly disclaims any warranties concerning and makes no representations:

(i)             that the Patent Applications will be allowed or granted or that a patent will issue from any Patent Application;

(ii)            concerning the validity, enforceability, interpretation of claims or scope of any Licensed Patent; or

(iii)         that the exercise of the rights or licenses granted to the Licensee under the Agreement will not infringe a third party’s patent or violate its intellectual property rights.

10.4.     Sublicensees - Warranties. The Licensee shall use reasonable efforts to cause each sublicensee to accept warranties and disclaimers and exclusions of warranties substantially similar to the warranty and disclaimers and exclusions of warranties in favor of the University above in section 10.1 and subsections 10.3.1 and 10.3.2.

11.          Damages.

11.1.     Remedy Limitation. UNIVERSITY SHALL NOT BE LIABLE FOR PERSONAL INJURY OR PROPERTY DAMAGES (EXCEPT TO THE EXTENT OF ITS GROSS NEGLIGENCE, WILLFUL, WANTON, OR INTENTIONAL ACTS). EXCEPT FOR LICENSEE’S INDEMNIFICATION OBLIGATIONS TO THE UNIVERSITY UNDER SECTION 9.1, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR LOST PROFITS, LOST BUSINESS OPPORTUNITY, OR ANY RELIANCE, EXPECTANCY, INDIRECT, SPECIAL, INCIDENAL OR CONSEQUENTIAL DAMAGES OF ANY KIND.

11.2.        Damage Cap. University’s total liability for its obligations under section 9.2 as well as its liability for the breach or nonperformance of any provision of this Agreement (including Exhibits) or Confidentiality Agreement shall not exceed the following: the amount of payments (including but not limited to equity or debt consideration) paid to the University by Licensee less (i) cash, equity, or debt consideration, paid under section 6 of the EPLA as reimbursement for Patent Related Expenses and (ii) any cash, equity or debt consideration paid to the University that has actually been distributed to inventors pursuant to Board of Regents Policy: Commercialization of Intellectual Property Rights, adopted December 14, 2007 or its successor policies and procedures. The University’s damage cap under this section applies to contract, tort, and any other claim of whatever nature.

11.3.        Sublicensees - Damages. The Licensee shall use reasonable efforts to cause each sublicensee to agree to limitations of remedies and damages substantially similar to the limitations of remedies and damages set forth above in sections 11.1 and 11.2.

11.4.        The limitations of liabilities set forth in sections 11.1 and 11.2 above shall apply with respect to the University only while it remains a party to this Agreement, and shall not extend to any assignee or successor in interest to the University’s rights or interest under this Agreement.

12.         Amendment and Waiver. The Agreement may be amended from time to time only by a written instrument signed by the parties. No term or provision of the Agreement may be waived and no breach excused unless such waiver or consent is in writing and signed by the party claimed to have waived or consented. No waiver of a breach is to be deemed a waiver of a different or subsequent breach.

13.        Assignment and Sublicense. Except as permitted under subsection 3.1.2, sections 3.3 or 14 of these Terms and Conditions, or as required by law under section 3.2, neither party shall assign or sublicense its interest or delegate its duties under the Agreement. Any assignment, sublicense, or delegation attempted to be made in violation of this section is void. Absent the consent of all the parties, an assignment or delegation will not release the assigning or delegating party from its obligations. The Agreement inures to the benefit of the Licensee and the University and their respective permitted sublicensees and trustees.

14.         Change of Control. Notwithstanding section 13 above, the Licensee, without the prior approval of the University, may assign all, but no less than all, its rights and delegate all its duties under the Agreement to another if (i) the Licensee delivers to the University written notice of the proposed assignment (along with pertinent information about the terms of the assignment and assignee) at least ten (10) business days before the effective date of the event described below in part iii of this paragraph, (ii) pay to the University the Transfer Payment prior to the effective date of the event described below in part iii of this paragraph, and (iii) the assignment is made as a part of and in connection with (a) the sale by the Licensee of all or substantially all of its assets to a single purchaser, (b) the sale, transfer, or exchange by the shareholders, partners, or equity owners of the Licensee of a majority interest in the Licensee to a single purchaser, or (c) the merger of the Licensee into another corporation or other business entity. Any assignment attempted to be made or made in violation of this section is void.

15.         Applicable Law. The internal laws of the state of Minnesota, without giving effect to its conflict of laws principles, govern the validity, construction, and enforceability of the Agreement.

16.          Access to University Information.

16.1.        Data Practices Act. The parties acknowledge that the University is subject to the terms and provisions of the Minnesota Government Data Practices Act, Minnesota Statutes §13.01 et seq. (the “Act”), and that the Act requires, with certain exceptions, the University to permit the public to inspect and copy any information that the University collects, creates, receives, maintains, or disseminates.

16.2.        Limited Confidentiality. To the extent permitted by law, including as provided in the Confidentiality Agreement and the Act, the University shall hold in confidence and disclose only to University employees, agents and contractors who need to know the reports described above in sections 5.4 and 6.4 and the records inspected in accordance with section 6.5 of these Terms and Conditions. No provision of the Agreement is to be construed to further prohibit, limit, or condition the University’s right to use and disclose any information in connection with enforcing the Agreement, in court or elsewhere.

16.3.        In the event that any Confidential Information required to be disclosed by Licensee to the University is deemed by the University to be potentially unprotectable by the University (e.g. the terms of sublicenses), then Licensee may meet its disclosure obligation by making such information available for inspection by the University, but not permitting the removal of the information by the University in any form. In the event that the University requires any Confidential Information that has been inspected by the University for the enforcement of any term of this Agreement, then the Licensee will deliver such information to University’s Office of General Counsel as provided in section 23 and such information shall be maintained under the terms of the Confidentiality Agreement.

17.          Consent and Approvals. Except as otherwise expressly provided, in order to be effective, all consents or approvals required under the Agreement must be in writing.

18.         Construction. The headings preceding and labeling the sections of the Agreement are for the purpose of identification only and are not to be employed or used for the purpose of construction or interpretation of any portion of EPLA. As used herein and where necessary, the singular includes the plural and vice versa, and masculine, feminine, and neuter expressions are interchangeable.

19.          Enforceability. If a court of competent jurisdiction adjudges a provision of the Agreement to be unenforceable, invalid, or void, such determination is not to be construed as impairing the enforceability of any of the remaining provisions hereof and such provisions will remain in force and shall be construed so as to give effect as fully as possible to the parties’ intent and purposes as set forth in this Agreement.

20.             Entire Agreement. The parties intend the Agreement (including all attachments, exhibits, and amendments hereto) to be the final and binding expression of their contract and agreement and the complete and exclusive statement of the terms thereof. The Agreement cancels, supersedes, and revokes all prior negotiations, representations and agreements among the parties, whether oral or written, relating to the subject matter of the Agreement.

21.             No Third-Party Beneficiaries. No provision of the Agreement, express or implied, is intended to confer upon any person other than the parties to the Agreement any rights, remedies, obligations, or liabilities hereunder. No sublicensee may enforce or seek damages under the Agreement.

22.             Language and Currency. Unless otherwise expressly provided in the Agreement and in order to be effective, all notices, reports, and other documents and instruments that a party elects or is required to deliver to the other party must be in English, and all notices, reports, and other documents and instruments detailing revenues and earned under the Agreement or expenses chargeable to a party must be United States dollar denominated.

23.              Notices. In order to be effective, all notices, requests, and other communications that a party is required or elects to deliver must be in writing and must be delivered personally, or by electronic mail (provided such delivery is confirmed), or by a recognized overnight courier service or by United States mail, first-class, certified or registered, postage prepaid, return receipt requested, to the other party at its address set forth below or to such other address as such party may designate by notice given under this section:

If to the University:

University of Minnesota

Office for Technology Commercialization

Attn: Contracts Manager

1000 Westgate Drive, Suite 160

St. Paul, MN 55114

Phone: 612.624.0550

Fax: 612.624.6554

E-mail: otcagree@umn.edu

Web site: http://www.research.umn.edu/techcomm

For notices sent under sections 7 or 8, with a copy to:

University of Minnesota

Office for Technology Commercialization

Attn: Contracts Manager

1000 Westgate Drive, Suite 160

St. Paul, MN 55114

Phone: 612.624.0550

Fax: 612.624.6554

E-mail: otcagree@umn.edu

Web site: http://www.research.umn.edu/techcomm

If to the Licensee:	As indicated in section 12 of the EPLA.

24.              Publicity. The University and Licensee may disclose to the public the execution and delivery of the Agreement along with the Licensee’s name and the agreed upon name of the Licensed Technology.

25.              Relationship of Parties. In entering into, and performing their duties under the Agreement, the parties are acting as independent contractors and independent employers. No provision of the Agreement creates or is to be construed as creating a partnership, joint venture, or agency relationship between the parties. No party has the authority to act for or bind the other party in any respect.

26.              Security Interest. In no event may the Licensee grant, or permit any person to assert or perfect, a security interest in the Licensee’s rights under the Agreement.

27.              Survival. Immediately upon the termination of the Agreement, except for certain rights granted to the Licensee during the Post-termination Period, all the Licensee’s rights under the Agreement terminate; provided, however, the Licensee’s obligations that have accrued before the effective date of termination (e.g., the obligation to report and make payments on sales, leases, or dispositions of Licensed Products and to reimburse the University for costs) and the obligations specified in section 6.1 survive. The obligations and rights set forth in sections 6.4, 8.4 and sections 9, 10, 11, 15 and 28 also survive the termination or expiration of the Agreement.

28.              Forum Selection. A suit, claim, or other action to enforce the terms of the Agreement may be brought only in the state courts of Hennepin County, Minnesota. Each party hereby submits to the jurisdiction of that court and waives any objections it may have to that court asserting jurisdiction over such Party or its assets and property.

29.              Equitable Relief. Notwithstanding anything in this Agreement to the contrary, in recognition of the potential irreparable harm that a violation of the covenants contained in sections 3, 4, 7, and 16.2 of this Agreement and the Confidentiality Agreement would cause to the injured party, the University and Licensee agree that each party shall have the right to enforce this Agreement by specific remedies, which shall include, among other things, temporary restraining orders and temporary and permanent injunctions. Each party acknowledges and agrees that: (i) the restrictions set forth in this Agreement are reasonable and necessary to protect the other party’s legitimate interests; and (ii) neither party would have entered into this Agreement in the absence of such restrictions. The rights provided in the immediately preceding sentence shall be cumulative and in addition to any other rights or remedies that may be available to either party. Nothing in this section is intended, or should be construed, to limit either party’s right to any other remedy for breach of any other provision of this Agreement. Under no circumstances shall any equitable relief obtained by Licensee or any action required by the University as a result of such equitable relief exceed or cause the University to expend amounts in excess of the University’s Damage Cap as defined in section 11.2.

EXHIBIT B

Exclusive Patent License Schedule

Miromatrix Medical Inc.

MIROMATRIX MEDICAL INC.

SUBSCRIPTION AGREEMENT

AND LETTER OF INVESTMENT INTENT

This subscription, submitted this 4th day of February, 2010, is between MIROMATRIX; MEDICAL INC., a Delaware corporation (the “Company”), and REGENTS OF THE UNIVERSITY OF MINNESOTA, a Minnesota non-profit corporation (the “Subscriber”).

1.                  Offer to Purchase. The Subscriber hereby offers to purchase five hundred sixty thousand (560,000) shares of the Company’s Common Stock (the “Shares”). As consideration for the Shares, the Subscriber has entered into the Exclusive Patent License Agreement dated of even date herewith by and between the Subscriber and the Company.

2.                  Representations and Warranties of the Company. In consideration of the Subscriber’s purchase of the Shares, the Company represents and warrants to the Subscriber as follows:

(a)	Organization. The Company is a validly existing corporation under the laws of the State of Delaware.

(b)	Good Standing. The Company is in good standing under the laws of the State of Delaware, and there are no proceedings or actions pending to limit or impair any of its powers, rights and privileges or to dissolve it.

(c)	Corporate Authorization. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by proper corporate action of the Company.

3.                  Representations and Warranties of Subscriber. The Subscriber hereby represents and warrants to the Company as follows:

(a)	Information About the Company. The Subscriber has obtained all information about the Company as the Subscriber believes relevant to the decision to purchase the Shares. The Subscriber has also had the opportunity to ask questions of, and receive answers from the Company or an agent or a representative of the Company concerning the terms and conditions of the investment and the business and affairs of the Company and to obtain any additional information necessary to verify such information, and the Subscriber has received such information concerning the Company as the Subscriber considers necessary or advisable in order to form a decision concerning an investment in the Company.

The Subscriber understands that any business plan or similar document which he or she may have been shown or of which he or she may have been furnished a copy, is not a prospectus, placement memorandum, offering circular, offering statement, or similar document. Any such document was not prepared, and the Subscriber understands that any such document was not prepared, with the purpose of providing full and accurate disclosure to investors. The Subscriber understands that any such document has been furnished to Subscriber only as part of an overall furnishing of information about the Company and that the Subscriber has viewed the information set forth therein with a critical frame of mind and, to the extent that information contained in any such document was deemed by the Subscriber to be important information in making an investment decision, the Subscriber has discussed such information with the officers and other personnel of the Company in order to form a better judgment regarding the accuracy and adequacy of such information. The Subscriber agrees that no statement in any such document, even if framed as a factual statement, will, of itself, constitute a factual representation by the Company in light of the various purposes for which any such document may have been created.

(b)	Forward-Looking Information. The Subscriber acknowledges and understands that any information provided about the Company’s future plans and prospects is uncertain and subject to all of the uncertainties inherent in future predictions.

(c)	No Review by Federal or State Regulators. The Subscriber understands that this transaction has not been scrutinized by the United States Securities and Exchange Commission (the “Commission”) or by any blue sky or other authority and, because of the small number of persons solicited to invest in the Shares and the private nature of the placement, that all documents, records, and books pertaining to this investment have been made available to the Subscriber and the Subscriber’s representatives, such as attorneys, accountants and/or purchaser representatives.

(d)	High Degree of Risk. The Subscriber realizes that this investment involves a high degree of risk, including the risk of loss of all investment in the Company.

(e)	Ability to Bear the Risk. The Subscriber is able to bear the economic risk of the investment, including the total loss of such investment.

(f)	Appropriate Investment. The Subscriber believes, in light of the information provided pursuant to paragraph 3(a) above, that investing in the Company pursuant to the terms of this Agreement is an appropriate and suitable investment for the Subscriber.

(g)	Financial Condition. The Subscriber’s current financial condition is such that (and the Subscriber expects the Subscriber’s financial condition to be such that in the near future) the Subscriber does not have any present or contemplated need to dispose of any portion of the Shares to satisfy any existing or contemplated undertaking, need or indebtedness.

(h)	Business Sophistication. The Subscriber is experienced and knowledgeable in financial and business matters, and is capable of evaluating the merits and risks of investing in the Company.

(i)	Residency. The Subscriber is a constitutional educational corporation under the laws of the state of Minnesota.

(j)	Accredited Status. The Subscriber represents and warrants as follows (INITIAL ALL APPLICABLE ITEMS):

Accredited Investor

ENTITIES:

(i)	The Subscriber is an entity, and is an “Accredited Investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Act”). This representation is based on the following (initial one or more, as applicable):

(A)	The Subscriber (or, in the case of a trust, the undersigned trustee) is a bank or savings and loan association as defined in sections 3(a)(2) and 3(a)(5)(A), respectively, of the Act acting either in its individual or fiduciary capacity.

(B)	The Subscriber is an insurance company as defined in section 2(13) of the Act.

(C)	The Subscriber is an investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act.

(D)	The Subscriber is a Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958.

(E)	The Subscriber is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974 and either (initial one or more, as applicable):

(1)	The investment decision is made by a plan fiduciary, as defined in section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser.

(2)	The employee benefit plan has total assets in excess of $5,000,000.

(3)	The plan is a self-directed plan with investment decisions made solely by persons who are “Accredited Investors” as defined under the Act.

(F)	The Subscriber is a private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940.

(G)	The Subscriber has total assets in excess of $5,000,000, was not formed for the specific purpose of acquiring shares of the Company and is one or more of the following (initial one or more, as appropriate):

(1)	An organization described in section 501(c)(3) of the Internal Revenue Code.

(2)	A corporation.

(3)	A Massachusetts or similar business trust.

(4)	A partnership.

(H)	The Subscriber is a trust with total assets exceeding $5,000,000, which was not formed for the specific purpose of investing in the Company and whose purchase is directed by a person who has such knowledge and experience in financial and business matters and that he or she is capable of evaluating the merits and risks of the investment in the Shares.

4.                  Investment Purpose in Acquiring the Shares. The Subscriber and the Company acknowledge that the Shares have not been registered under the Act or applicable state securities laws and that the Shares will be issued to the Subscriber in reliance on exemptions from the registration requirements of the Act and applicable state securities laws and in reliance on the Subscriber’s and the Company’s representations and agreements contained herein. The Subscriber is subscribing to acquire the Shares for the account of the Subscriber for investment purposes only and not with a view to their resale or distribution. The Subscriber has no present intention to divide his, her or its participation with others or to resell or otherwise dispose of all or any part of the Shares. In making these representations, the Subscriber understands that, in the view of the Commission, exemption of the Shares from the registration requirements of the Act would not be available if, notwithstanding the representations of the Subscriber, the Subscriber has in mind merely acquiring the Shares for resale upon the occurrence or nonoccurrence of some predetermined event.

5.                  Compliance with Securities Act. The Subscriber agrees that if the Shares or any part thereof are sold or distributed in the future, the Subscriber shall sell or distribute them pursuant to the requirements of the Act and applicable state securities laws. The Subscriber agrees that the Subscriber will not transfer any part of the Shares without: (i) obtaining a “no action” letter from the Commission and applicable state securities commissions; (ii) obtaining an opinion of counsel satisfactory in form and substance to the Company to the effect that such transfer is exempt from the registration requirements under the Act and applicable state securities laws; or (iii) such registration.

6.                  Restrictive Legend. The Subscriber agrees that the Company may place one or more restrictive legends on any certificates evidencing the Shares, containing substantially the following language:

The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, have not been registered under any state securities law, and are subject to a subscription and investment representation agreement. They may not be sold, offered for sale, or transferred in the absence of either an effective registration under the Securities Act of 1933, as amended, and under the applicable state securities laws, or an opinion of counsel for the Company that such transaction is exempt from registration under the Securities Act of 1933, as amended, and under the applicable state securities laws.

7.                  Stop Transfer Order. The Subscriber agrees that the Company may place a stop transfer order with its registrar and transfer agent (if any) covering all certificates representing the Shares.

8.                  Knowledge of Restrictions upon Transfer of the Shares. The Subscriber understands that the Shares are not freely transferable and may in fact be prohibited from sale for an extended period of time and that, as a consequence thereof, the Subscriber must bear the economic risk of an investment in the Shares for an indefinite period of time and may have extremely limited opportunities to dispose of the Shares. The Subscriber understands that Rule 144 of the Commission permits the transfer of “restricted securities” of the type here involved only under certain conditions, including a minimum one-year holding period and the availability to the public of certain information concerning the Company. The Company is not undertaking to satisfy such requirement. The Subscriber realizes that there will likely be no market for the Shares, and that there are significant restrictions on the transferability thereof.

9.                  Lack of Availability of Rule 144 Under the Act. The Subscriber understands and acknowledges that the Company has no obligation to undertake or complete a public offering of its securities, that even if a public offering is undertaken and successfully completed, the Shares subscribed for hereby will remain subject to the restrictions on transferability described herein, and that if a public offering is not undertaken and completed, the Subscriber may never be able to sell its Shares pursuant to Rule 144 under the Act.

The Subscriber further understands and acknowledges that the Company currently does not file periodic reports with the Commission pursuant to the requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934, and may not be obligated to file such reports at any time in the future. The Subscriber also understands that the Company has not agreed to supply such other information as would be required to enable routine sales of the Shares to be made under the provisions of certain rules respecting “restricted securities,” including Rule 144 promulgated under the Act by the Commission. Thus, the Subscriber has been informed that the Company is not obligated to make publicly available or to provide the Subscriber with the information required by Rule 144.

10.              Binding Effect. Neither this Agreement nor any interest herein shall be assignable by the Subscriber without the prior written consent of the Company. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns.

11.              Delivery of Stock Certificates. Upon acceptance of this Agreement by the Company, a certificate will be registered in the name of the Subscriber and will be delivered via certified mail or overnight delivery to the address of the Subscriber set forth on the Signatures Page.

12.              Representations to Survive Delivery. The representations, warranties and agreements of Company and of the Subscriber contained in this Agreement will remain operative and in full force and effect and will survive the receipt of funds pursuant to section 1 above and the issuance to the Subscriber of the Shares.

13.              Indemnification. Subscriber agrees to indemnify the Company, and each current and future officer, director, employee, agent and shareholder of the Company, against and to hold them harmless from any damage, loss, liability, claim or expense including, without limitation, reasonable attorneys’ fees resulting from or arising out of the inaccuracy or alleged inaccuracy of any of the representations, warranties or statements of the Subscriber contained in this Agreement, including without limitation any violation or alleged violation of the registration requirements of the Act or applicable state law in connection with any subsequent sale of the Shares by Subscriber.

14.              Arbitration. The Subscriber further agrees that any dispute regarding this Agreement or the Subscriber’s investment in the Company (including without limitation claims pursuant to federal or state securities laws), including any claim which is made against any placement agent or broker-dealer involved in the offer or sale of the Shares, shall be resolved by arbitration which shall be the sole forum for resolution of any such disputes. Unless otherwise agreed by the parties, any such proceedings shall be brought pursuant to the Rules and Code of Arbitration of the America Arbitration Association, except that if a bona fide claim is made against the Company, and a placement agent or broker-dealer is named in connection with such claim, then such claim shall be brought pursuant to the Rules and Code of Arbitration of the National Association of Securities Dealers, Inc.

The Company and the Subscriber agree that no provision of this Agreement obligates either party to arbitrate disputes arising out of the License Agreement or otherwise related to the Subscriber’s granting and the Company’s accepting a license under certain University-owned intellectual property rights.

15.              Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the substantive laws of the State of Minnesota without reference to Minnesota conflict or choice of law provisions. Actions or proceedings litigated in connection with this Agreement, if any, shall be venued exclusively in the state and federal courts located in the County of Hennepin, State of Minnesota.

16.              Additional Information. Subscriber shall supply such additional information and documentation relating to Subscriber and any persons who have any rights or interest in Subscriber as may be requested by the Company in order to ensure compliance by the Company with applicable laws. If at any time prior to the Company’s acceptance of this Agreement the Subscriber an adverse change occurs with respect to the Subscriber such that the information, representations and warranties of the Subscriber set forth in this Agreement are no longer accurate, the Subscriber shall immediately notify the Company of the inaccuracy in writing and shall deliver the updated, accurate information to the Company.

17.              Successors and Assigns. The representations and warranties made by the Subscriber in this Agreement are binding on the Subscriber’s successors and assigns and are made for the benefit of the Company and any other person who may become liable for violations of applicable securities laws as a result of the inaccuracy or falsity of any of the Subscriber’s representations or warranties.

18.              Counterparts. This Agreement may be executed by the Company and by the Subscriber in separate counterparts, each of which shall be deemed an original.

19.              Acceptance. This Agreement is not binding on the Company until accepted in writing by an authorized officer of the Company.

(signature page follows)

ENTITY SIGNATURE PAGE

THIS AGREEMENT SHALL NOT BIND THE COMPANY UNTIL IT HAS COUNTERSIGNED THIS PAGE.

1.                  Entity Name (please print): Regents of the University of Minnesota

2.                  Employer Identification Number: To be Provided

3.                  Business (Residence) Address: 1000 Westgate Drive, Suite 160

4.                  Mailing Address (if different from above): n/a

5.                  Business: Tel. No. (612) 624-0550 Facsimile No. (612) 624-6554

6.                  Total Number of Shares subscribed for: 560,000

Regents of the University of Minnesota

By:	/s/ Jay W. Schrankler
Jay W. Schrankler
Executive Director,
Office for Technology Commercialization

Dated: February 4, 2010

ACCEPTANCE:

Miromatrix Medical Inc. hereby accepts the Subscriber’s offer to purchase Shares as set forth herein.

By:	/s/ Robert Cohen
Robert Cohen
President & CEO

Dated: February 4, 2010

EXHIBIT C

Exclusive Patent License Schedule

Miromatrix Medical, Inc.

MIROMATRIX MEDICAL CAPITALIZATION TABLE

C-1

Exhibit D
Exclusive Patent
License Agreement
Miromatrix Medical
Inc.

FISH & RICHARDSON P.C.

Frederick P. Fish
1855-1930

W.K. Richardson
1859-1951

3200 RBC Plaza
60 South Sixth Street
Minneapolis, Minnesota
55402

Telephone
612 335-5070

Facsimile
612 288-9696

Web Site
www.fr.com

ATLANTA
AUSTIN
BOSTON
DALLAS
DELAWARE
HOUSTON
MUNICH
NEW YORK
SAN DIEGO
SILICON VALLEY
TWIN CITIES
WASHINGTON, DC

February 4, 2010

Miromatrix Medical Inc.
[*Insert address*]

Dear [*Insert Names*]:

As you are aware, we have been asked to represent both Regents of the University of Minnesota (the "University") and Miromatrix Medical Inc. ("Miromatrix") to handle the prosecution of certain patent applications identified in the Exclusive Patent License Agreement executed on even date herewith (the "Patents"). The University owns the Patents at issue and Miromatrix is the licensee of the Patents.

There can be significant advantages to jointly represented clients. The firm's resources can be used more efficiently. Each client can benefit from lawyers who are able to closely coordinate their knowledge. With that being said, although a joint representation should not affect how attorney-client communications are protected from the outside world, such communications are affected internally, in that they are shared amongst the joint clients. Because attorneys must communicate significant details of a matter to each client, when one joint client shares information with the Firm that is related to the joint representation, such information *must* be shared with the other joint client. To be even clearer, by signing this consent/waiver, you are agreeing that you will not share any information about this matter with the Firm with the expectation that such information is to be kept secret from the other client. There will not be privilege between The University and Miromatrix regarding this matter, even if you later find yourselves on opposing sides of a lawsuit related to the matter at hand. With that being said, please consider that in order to represent the University and Miromatrix competently, it is imperative that both clients are candid with the Firm regarding the pertinent facts of this matter.

Inherent in any joint representation is a potential conflict-of-interest. Here, for example, if the University and Miromatrix disagree about the best tactics for prosecuting the Patents and are unable to resolve their disagreement, the Firm may be required to withdraw from representing one or both of you. To be even clearer, if the University and Miromatrix disagree about the tactics and either party wishes to seek counsel from the Firm regarding the disagreement, the Firm would not be able to